China Education Alliance Announces Acquisition of Beijing Shifan Culture Communication Co., Ltd.

Expects acquisition to add at least $10 million in revenue in the next five years and to accelerate operational expansion

HARBIN, China, Feb. 3 /PRNewswire-Asia-FirstCall/ -- China Education Alliance, Inc. (NYSE: CEU), a China-based educational resources company, today announced that through its wholly owned subsidiary, Harbin Zhong He Li Da Education Technology, Inc. ("ZHLD"), it has incorporated a new company in the People's Republic of China, Beijing New Shifan Education & Technology ("New Shifan"), with registered capital of RMB 1.95 million. Further, New Shifan has acquired all the assets and operations of Beijing Shifan Culture Communication Co., Ltd. ("Beijing Shifan") for RMB 6 million.

Focused on the advancement of science and mathematics education, Beijing Shifan publishes the "Senior High School Students Mathematic, Physics, and Chemistry" magazine, which has been endorsed by the PRC Ministry of Education. The magazine was founded in 1993. Beijing Shifan is also the sponsor and organizer of a nationwide contest for middle school and high school students. This national competition tests the students' academic abilities in mathematics, physics and chemistry. There are currently 23 provinces and cities and more than 100,000 students participating in the contest, which emphasizes students' abilities, technology awareness, and innovative thinking. The winners of the contest qualify for enrollment in some of the top universities in the People's Republic of China, thus it has very significant impact on the secondary education market in China.

Xiqun Yu, chairman and chief executive officer of China Education Alliance, stated:

"This latest acquisition, the first of several planned for 2010, demonstrates our commitment to bringing quality educational materials and resources to students across the PRC. The integration of our educational resources with a national impact will greatly facilitate and accelerate the expansion of our operations and provide synergies in our various business segments. We believe the new company will generate at least $10 million in revenue and an estimated $3.5 million in net profit for us in the next five years."

Mrs. Yin Xiaojie, the former sole shareholder, owner and CEO of Beijing Shifan, will take on a management position at New Shifan and will own 35 percent equity interest in New Shifan.

About China Education Alliance, Inc.

China Education Alliance, Inc. ( http://www.chinaeducationalliance.com ) is a fast-growing, leading, China-based company offering high-quality education resources and services to students ages 6 to 18 and adults (university students and professionals) ages 18 and over. For students ages 6 to 18, China Education Alliance offers supplemental, online exam-oriented training materials and onsite, exam-oriented training and tutoring services. The company provides online, downloadable famous-teacher resources and onsite, personalized instruction. All resources and tutoring services are provided by famous teachers within mainland China. The purpose of online exam-orientated resources and onsite tutoring is to help Chinese students (ages 6 to 18) pass the two most important and highly competitive exams in their educational career: the senior high school entrance and college entrance exams. For graduates and professionals age 18 and over, China Education Alliance provides vocational training including IT and several professional training programs.

For more information, please contact:

At the Company:
Zack Pan, CFO
China Education Alliance, Inc.
Tel:   +1-405-315-9987
Email: zackpan08@gmail.com

Investor Relations:
RedChip Companies, Inc.
Dave Gentry, Investor Relations
Tel:   +1-800-733-2447 x104
Email: info@redchip.com
Web:   http://www.RedChip.com

SOURCE  China Education Alliance, Inc.